EXHIBIT 10.39B

JAZZ PHARMACEUTICALS PLC

2011 EQUITY INCENTIVE PLAN

SUB-PLAN GOVERNING AWARDS TO PARTICIPANTS IN THE REPUBLIC OF IRELAND

1	General

1.1	In accordance with Rule 2(b)(xi) of the 2011 Equity Incentive Plan (“the Plan”) the Board has determined to establish this sub-plan (“the Irish Sub-Plan”) for the purposes of Employees who are resident in the Republic of Ireland.

1.2	All terms that are not otherwise defined herein shall have the same meaning as set forth in the Plan.

2	Terms of Irish Sub-Plan

The Plan shall be amended as follows.

2.1	Transferability of Awards

2.1.1	The provisions of Rule 5(e) shall be deleted and replaced by the following:

(e)	Transferability of Options and SARs. An Option or SAR shall not be transferable and shall not be capable of being assigned, transferred, sold, mortgaged, pledged or encumbered in any way whatsoever by a Participant (other than upon the Participant’s death as provided by Section 5(j)).

2.2	Employment or Other Service Rights; Compensation

The provisions of Rule 8(d) shall be deleted and replaced by the following:

(d)        No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect any right that the Company or an Affiliate may have to terminate the employment of an Employee in accordance with applicable law. A Participant shall not be entitled to any compensation or damages whatsoever or howsoever described, by reason of any termination, withdrawal or alteration of rights or expectations under the Plan whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.